 Exhibit 10.7

Duck Feed Sales Contract

Party A: Weifang Jinzheng Poultry Co., Ltd.
Party B:

Party A and B, through friendly negotiation, have reached the following agreement:

Clause 1	Name, Specification and Quantity

Three types of feedstuff for meat duck: NO.1, NO.2 and NO.3, in bags of kg each.

Clause 2	Terms of Delivery and Transportation

Party B shall be responsible for the delivery and transportation of the products and all expenses incurred thereof shall be borne by Party B.

Clause 3	Payment Terms

Advance payment shall be applied in this contract. Party B shall pay no less than RMB                     to Party A in advance for each delivery. Each delivery constitutes a deduction to the advance payment; Party B shall reimburse the difference when, following deductions to the advance payment, the paymentfails to cover any further deliveries on order. The prices of the feedstuff shall be fixed to the equivalent manufacturer’s price.

Clause 4	Demurring on Product Quality

1.
If there is any incompliance with regards tothe type, specification and quality of the products during the product inspection, Party B shall produce a written document bringing to light its dissentiencewithin 2 days of discovery whilst simultaneously ensuring such products remain unmarketed and are taken care of in an appropriate manner

2.	On delivery the product shall be regarded as having complied with the contract in case Party B fails to file the written dissidence within specified period.

3.	Party B shall not claim there has been a quality decline if this is due to inappropriate use, keeping and maintenaning of work and equipment.

IX、O-1-2

4.
After the receipt of the written dissidence from party B, Party A shall solve the stated problems within 10 days (unless otherwise provided herein or negotiated by parties hereof), or it shall be construed as automatic approval of the dissidence and advice of Party B.

Clause 5	Rights and Obligations

1.
Party A shall ensure that all purchasing orders will be performed in a timely manner and shall inform Party B of the contracting duck-raisers and the production volume. Party A shall pay the liquidate damages of 5% equivalent to the value of the undelivered goods in the event that Party A fails to meet the delivery date.

2.	The payment of Party B shall be taken appropriate care of by Party A and shall not be appropriated for other purposes.

3.	Party A shall pay indemnity to Party B for the damage caused by quality defects of the products.

4.	The feedstuff procured by Party B shall be specifically and sufficiently supplied to the contracting duck-raisers and shall not be available for sale without prior written approval of Party A.

5.	In the case of returned of goods, Party B shall reimburse Party A by paying a breach penalty of 5% of the worth of the returned goods.

Clause 6	Term of Contract

The contract shall be valid and remain in force for 1 year from[    ] to [    ].

Clause 7	Force Majeure

1)
A “Force Majeure Event” means any event which is out of the control of each party and that would be unavoidable or insurmountable even if the party affected by such event paid reasonable attention to it. Force Majeure Events shall include, but not be limited to, government actions, natural disasters, fire, explosion, typhoons, floods, earthquakes, tide, lightning or war. However any lack of credit, assets or financing shall not be deemed a Force Majeure Event.

2)
In the event that either party fails to perform their contracted obligations as a result of a  Force Majeure Event,  the subsequent party affected by the Force Majeure Event shall notify the other party within good time of the occurrence. It is permissable to prolong the performance of the obligations under this contract or the contract is allowed to remain partially or entirely unperformed upon the certification of the Force Majeure Event from the competent authority, and the affected party shall be relieved of all or part of their obligations inaccordance with the actual situation.

IX、O-1-3

Clause 8	Miscellaneous

Any monetarypenalty for breach of contract, damages, compensatory damages, custody and maintenance costs and further loss or damage shall be paid within ten days proceeding the established  liability, failure to meet payment within ten days will result in the matter being handled as an overdue payment. No party may unilaterally withhold delivery of goods or withhold payment for goods as an offset.

All disputes in connection with or during theexecution of this contract shall be settled through amicable negotiations. If these negotiations fail, the two parties agree to submit the dispute to be resolved at Shouguang Arbitration Commission.

Clause 9           This Contract is executed in two originals, one for each party, effective as of the signing and sealing date. During the period of validity, this contract shall not be changed or terminated. Any matter which is not covered in this Agreement can be stated in a supplementary agreement, which shares the same legal effect as this contract.

Party A: Weifang Jinzheng Poultry Co., Ltd.
Representative: Junfeng Shan
Address: Daokou Industrial Zone, Yingli Town, Shouguang
Tel: 5401658

Party B:
Representative:
Address:
Tel:

DATED DD/MM/YY